Filed pursuant to Rule 433
                                        Registration Statement Nos.:
                                        333-116460, 333-116460-01,
                                        333-116460-02 and 333-116460-03

Final Term Sheet, June 12, 2006

ISSUER:  THE BANK OF NEW YORK COMPANY, INC.

SECURITIES:   SENIOR MEDIUM-TERM NOTES SERIES F

EXPECTED RATINGS:  Aa3/A+/AA-

FORMAT: SEC REGISTERED (NO. 333-116460)

SIZE: US$ 400 MILLION

PROCEEDS TO ISSUER: $399,920,000

PRICE TO PUBLIC:  VARIABLE

MATURITY: JUNE 16, 2008

TRADE DATE: JUNE 12, 2006

SETTLEMENT DATE:  JUNE 16, 2006 (T+4)

BENCHMARK:  3-MONTH USD LIBOR

COUPON: 3-MONTH USD LIBOR - 0.025%

INTEREST PAYMENT DATES: QUARTERLY ON THE 16TH OF MARCH, JUNE,
SEPTEMBER AND DECEMBER OF EACH YEAR, BEGINNING ON SEPTEMBER
16, 2006 (OR NEXT BUSINESS DAY, MODIFIED FOLLOWING)

INTEREST DETERMINATION DATES:  2 LONDON BANKING DAYS PRIOR TO
EACH INTEREST RESET DATE

INTEREST RESET DATES: QUARTERLY ON THE 16TH OF MARCH, JUNE,
SEPTEMBER AND DECEMBER OF EACH YEAR, BEGINNING ON SEPTEMBER
16, 2006

REDEMPTION:  NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

CUSIP: 06406HAZ2

BOOKS:  BARCLAYS CAPITAL INC. AND MORGAN STANLEY & CO.
INCORPORATED

CO-MANAGERS: BNY CAPITAL MARKETS, INC., BEAR, STEARNS & CO. INC.,
DEUTSCHE BANK SECURITIES INC. AND LEHMAN BROTHERS INC.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BARCLAYS CAPITAL INC. toll free at 1-888-227-2275, ext. 2663 or MORGAN STANLEY & CO. INCORPORATED toll free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.
Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.